Exhibit 99.2

ATTACHMENT A

RECONCILIATION OF HISTORICAL GAAP EARNINGS PER SHARE
TO PROJECTIONS AND ADJUSTED EARNINGS PER SHARE
SUPPORTING GUIDANCE

November 7, 2003

The reconciliation below is provided to demonstrate management’s utilization of historical earnings per share for developing earnings projections and guidance. This reconciliation is provided to demonstrate how the prior year’s actual results influence the assumptions used by management to provide the projections, for example, normalized weather. Further assumptions include the expectation that certain unique transactions will not repeat, for example, the sale of the company headquarters. This information should enable investors and analysts to track progress towards achieving the guidance and to enable users to understand the estimates for a base year, uninfluenced by single, one-time, non-repeating transactions.

Utilization of normal weather is an industry standard and it is Company practice to provide estimates and guidance on the basis of normal weather. Among other factors, the Company utilizes a 100-year history to average and trend normal weather patterns useful in forecasting customer usage for revenue and expense projections.

Actual performance and results will vary from normal weather projections and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There are other uses for the data and the Company does not imply that it is the only use or the best use of this data for purposes of this analysis.

	Fiscal Year Ended
	September 30,

	2002	2003	2004(e)

GAAP diluted earnings per share	$0.80	$2.30	$1.65

Adjustments for:
Warmer (colder) than normal weather	0.39	(0.51)	—
Net loss on co-investment in residential HVAC	0.26	—	—
Net loss on loans for consumer finance business	0.11	—	—
Net loss associated with bankrupt energy marketing trader	0.04	—	—
Net gain on the sale of corporate headquarters	—	(0.05)	—
Net gain on the sale of a real estate partnership interest	—	(0.02)	—
Income tax benefit from the utilization of a capital loss carry-forward	—	(0.04)	—
Income tax adjustment related to depreciation	—	(0.06)	—

Adjusted earnings per share from normal operations	$1.60	$1.62	$1.65

(e) Estimated assuming the mid-point of the estimated range.

ATTACHMENT A

RECONCILIATION OF NET INCOME TO FREE CASH FLOW

The analysis below provides information used by management to evaluate free cash flow, as defined by the Company. Management utilizes this data to determine the ability of the Company to generate sufficient cash from internal operations, to finance long-term investments, including capital expenditures. The assumption for this analysis is that changes in working capital and changes in cash from other assets and other liabilities have no impact on free cash flow because they net to zero when combined over a period of several years. This liquidity measure, Free Cash Flow, is a non-GAAP based measure that is reconciled below to GAAP based Net income and to GAAP based Net Cash Flow Provided by Operating Activities.

This measure can be further used to evaluate trends of the Company’s future needs for external debt and equity financing. Such data can also be utilized to compare the Company to its peers. Free cash flow, as defined and utilized by the Company, does not relate to cash available for discretionary expenditures. There are other uses for this data in addition to that described herein and the Company does not imply that this is the only use or the best use of this data and this analysis.

ANALYSIS OF TOTAL FREE CASH FLOW LESS CAPITAL EXPENDITURES

	Fiscal Year Ended
	September 30,

(Thousands)	2002	2003 (e)	2004 (e)

GAAP net income (applicable to common stock)	$39,121	$112,342
Depreciation and amortization	77,922	83,549
Change in deferred income taxes – accelerated depreciation	26,078	26,999

Adjusted cash available before dividends	143,121	222,890
Dividends on common stock	(61,433)	(61,948)

Total free cash flow (Non-GAAP Measure)	81,688	160,942	$153,746
Less: Capital expenditures	(162,383)	(129,081)	(127,532)

Total Free Cash Flow less Capital Expenditures	$(80,695)	$31,861	$26,214

(e) Estimated.

FISCAL YEAR 2002 RECONCILIATION OF ANALYSIS OF TOTAL FREE CASH FLOW LESS
CAPITAL EXPENDITURES TO GAAP-BASED NET CASH PROVIDED
BY OPERATING ACTIVITIES
(2003 data not available)

Fiscal Year Ended
September 30,

(Thousands)	2002

GAAP net cash provided by operating activities	$205,320

Adjustments for:
Deferred income taxes, except for accelerated depreciation	33,469
Other, principally changes in assets and liabilities	(95,668)

Adjusted cash available before dividends	143,121
Dividends on common stock	(61,433)

Total Free Cash Flow (non-GAAP Measure)	$81,688

ATTACHMENT A

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

In addition to the factors previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities and other uncertainties. The outcome of negotiations and discussions the Company holds with other parties from time to time regarding utility and energy-related investments and transactions that are both recurring and non-recurring may also affect future performance. For a further discussion of risks and uncertainties, see the Company’s most recent annual report filed with the Securities and Exchange Commission on Form 10-K and most recent quarterly report on Form 10-Q.